                                                                     EXHIBIT 9.1

                               VOTING AGREEMENT

         This Voting Agreement ("Agreement") is entered into as of the 16th day of May, 1997 by and among Eric A. Wachter, Ph.D. ("Wachter"), Craig Dees, Ph.D. ("Dees"), Walter G. Fisher, Ph.D. ("Fisher"), Tim Scott, Ph.D. ("Scott"), John Smolik ("Smolik"), Theodore Tannebaum ("Tannebaum"), Robert J. Weinstein, M.D. ("Weinstein"), Stuart P. Levine ("Levine"), and Thomas B. Rosenberg ("Rosenberg") (individually a "Stockholder" and collectively the "Stockholders"), and joined into by Photogen Technologies, Inc. for purposes of Sections 1(c) and 1(d) herein. Wachter, Dees, Fisher, Scott and Smolik are sometimes collectively referred to herein as the "Tennessee
Stockholders;" Tannebaum, Weinstein, Levine and Rosenberg are sometimes collectively referred to herein as the "Chicago Stockholders;" and the Chicago Stockholders or Tennessee Stockholders are each sometimes referred to herein as a "Stockholder."

                                   RECITALS

         The Stockholders collectively own as of the date of this Agreement approximately 96% of the issued and outstanding shares of common stock, $.001 par value per share (the "Common Stock"), of Photogen Technologies, Inc., a Nevada corporation formerly known as M T Financial Group, Inc. (the "Company"). The Company owns all of the issued and outstanding shares of Photogen, Inc., a Tennessee corporation ("Subsidiary").

         The shares of Common Stock together with all other capital stock or securities of the Company, whether authorized or outstanding as of the date hereof or at any time hereafter, are collectively referred to as the "Shares."

                                   AGREEMENT

         Now, therefore, in consideration of the mutual promises herein and other consideration, the receipt and adequacy of which is acknowledged, the parties hereby agree as follows:

         1.   VOTING AGREEMENT.

         (a) The agreement in Section 1(b) shall be deemed to constitute a voting agreement among the Stockholders pursuant to Section 78.365(3) of the Nevada General Corporation Law. The agreement in Section 1(c) shall be deemed to constitute an agreement among the parties hereto pursuant to
Section 48-17-302 of the Tennessee Business Corporation Act. As used in this Agreement, the determination of a "Beneficial Owner" or "Beneficial Ownership" shall be governed by Regulation 13d-3 under the Securities Exchange Act of 1934, as amended. All percentages of stock ownership in this Agreement shall be calculated on a fully-diluted basis.

         (b) At each annual meeting of the stockholders of the Company, or at each special meeting of the stockholders of the Company, and at any other time at which stockholders of the Company will have the right to or will vote for or render consent in writing, then and in each event, each Stockholder hereby agrees to vote or cause to be voted all Shares of which he is the Beneficial Owner in favor of the following actions to the extent any such actions are subject to such vote or consent:

                (i) To amend, alter, modify or repeal the Articles of Incorporation or the By-Laws of the Company only in accordance with the unanimous recommendation of all of the Directors of the Company (whether or not any Board Action is required by law);

               (ii) To fix and maintain the number of directors of the Company at five (5);

              (iii) To cause and maintain the election to the Board of Directors of the Company of the following: (A) four (4) persons nominated by the holders of 80% of the aggregate Shares Beneficially Owned by the Tennessee Stockholders; and (B) one (1) person nominated by the holders of 80% of the aggregate Shares Beneficially Owned by the Chicago Stockholders;

               (iv) To remove from the Board of Directors of the Company any director nominated by the Tennessee or Chicago Stockholders, as applicable pursuant to paragraph 1(b)(iii) at the request of the Stockholders nominating such director; and

                (v) To fix and maintain the Executive Committee of the Board of Directors of the Company to consist of three (3) directors, two (2) of whom shall be selected by the directors nominated by the Tennessee Stockholders and one (1) of whom shall be selected by the director nominated by the Chicago Stockholders.

         (c) Company is agreeing for the benefit of the other parties hereto to act in its capacity as stockholder of Subsidiary to the actions set forth in this paragraph (c). At each annual meeting of the stockholder of the Subsidiary, or at each special meeting of the stockholder of the Subsidiary, and at any other time at which stockholder of the Subsidiary will have the right to or will vote for or render consent in writing, then and in each event, the Company (as the sole stockholder of the Subsidiary) hereby agrees to vote or cause to be voted all voting securities of the Subsidiary of which it is the Beneficial Owner in favor of the following actions to the extent any such actions are subject to such vote or consent:

                (i) To amend, alter, modify or repeal the Articles of Incorporation or the By-Laws of the Subsidiary only in accordance with the unanimous recommendation of all of the Directors of the Subsidiary, (whether or not any Board Action is required by law);

               (ii) To fix and maintain the number of directors of the Subsidiary at five (5);

              (iii) To cause and maintain the election to the Board of Directors of the Subsidiary of the following: (A) four (4) persons nominated by the directors of the Company who were selected by the Tennessee Stockholders; and (B) one (1) person nominated by the director of the Company who was selected by the Chicago Stockholders;

               (iv) To remove from the Board of Directors of the Subsidiary any director nominated by the Tennessee or Chicago Stockholders, as applicable, pursuant to paragraph 1(c)(iii) at the request of the Company directors or director, as applicable, nominating such Subsidiary director; and

                (v) To fix and maintain the Executive Committee of the Board of Directors of the Subsidiary to consist of three (3) directors, two (2) of whom shall be selected by the directors nominated by the Tennessee Stockholders and one (1) of whom shall be selected by the director nominated by the director of the Company who was selected by the Chicago Stockholders.

         (d) The Company or Subsidiary, as applicable, shall provide the Stockholders entitled to nominate directors hereunder prior notice of any intended mailing of notice to Stockholders for a meeting at which any of the actions subject to paragraphs 1(b) or 1(c) are to be acted upon. Thereafter, Stockholders (or Company directors with respect to nominations of Subsidiary directors) entitled to nominate directors hereunder shall notify the Company or the Subsidiary (as applicable) in writing, prior to such mailing, of the person nominated by him or it to be a director; provided, that if such Stockholder (or Company directors) fails to give notice to the Company or Subsidiary (as applicable), it shall be deemed that the nominee of such party for such meeting is the person then serving as director pursuant to such Stockholders' (or Company directors') previous nomination.

         2. NECESSARY ACTS; ADDITIONAL PARTIES. Each of the parties hereto agrees that he or it will do (or cause to be done) any act or thing and will execute (or cause to be executed) any and all instruments necessary and/or proper to make effective the provisions of this Agreement. Each Stockholder represents and warrants to, and agrees with, each other party hereto that (a) any transferee holding Shares over which such Stockholder remains the Beneficial Owner shall execute and deliver a counterpart of this Agreement and shall be bound by the provisions hereof as if such transferee was an original party hereto; and (b) such Stockholder shall provide each other party hereto true and complete information concerning the Beneficial Ownership of Shares in the hands of transferees.

         3. LEGEND ON STOCK CERTIFICATE. Each certificate representing Shares covered by this Agreement is subject to and shall bear the restrictive legend set forth below:

    The voting of shares of stock evidenced by this certificate is subject to a Voting Agreement dated as of the 16th day of May, 1997. Copies of the Agreement may be obtained from the Secretary of the Company at no cost by written request of the holder of record of this certificate.

         4.   GENERAL PROVISIONS.

         (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, heirs and legatees.

         (b) The section headings in this Agreement are inserted for convenience of reference only, and shall not affect the construction or interpretation of this Agreement.

         (c) The failure at any time to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions and shall not affect the right of any party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

         (d) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to conflict of laws principles thereof, except to the extent the Nevada General Corporation Law and the Tennessee Business Corporation Law govern portions hereof.

         (e) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and shall be enforceable against the party executing the same, and all of which together shall constitute a single Agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

         (f) Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be invalid by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect and the provision held invalid shall be modified to the extent necessary to be valid and shall be enforced as modified.

         (g) Any notice to be served under this Agreement shall be in writing and shall be deemed to be delivered or given upon receipt if delivered personally, by overnight courier or by telecopier, or two days after mailing by registered mail, return receipt requested, addressed as follows:

              IF TO THE COMPANY:

              Photogen Technologies, Inc.
              To its then current address
              Attention:  John Smolik

              IF TO ANY STOCKHOLDER:

              To such Stockholder's address on file in the stock records of the Company or to such other place as a party may specify in writing, delivered in accordance with the provisions of this subsection.

         (h) This Agreement constitutes the full and entire understanding and agreement of the parties with regard to the subject hereof, and supersedes any prior agreement or understanding, written or oral, with respect to such subject matter. No party shall be liable or bound by any representations, warranties or agreements, or any other information or materials previously delivered, whether written or oral, regarding such subject matter.

         5. AMENDMENT; TERMINATION. This Agreement may be modified or amended in any respect upon the written approval of the holders of 90% of the Shares, and as so modified or amended, this shall continue to bind all Stockholders regardless of whether they consented to such modification or amendment. This Agreement shall terminate upon the earliest to occur of the following: (i) the written approval of the termination executed by holders of 90% or more of the Shares; (ii) the Stockholders collectively cease to own an aggregate of 20% of the issued and outstanding voting securities of the Company; (iii) the merger of the Company with another company in which the Company is not the survivor or the sale of all or substantially all of the Company's assets; or (vii) the 15th anniversary of the date of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                             /s/ E. A. Wachter
                             _________________________________________
                             Eric A. Wachter, Ph.D.

                             /s/ Craig Dees
                             _________________________________________
                             Craig Dees, Ph.D.

                             /s/ Walter A. Fisher
                             _________________________________________
                             Walter G. Fisher, Ph.D.

                             /s/ Tim C. Scott
                             _________________________________________
                             Tim Scott, Ph.D.

                             /s/ John Smolik
                             _________________________________________
                             John Smolik

                             /s/ Theodore Tannebaum
                             _________________________________________
                             Theodore Tannebaum

                             /s/ Robert Weinstein
                             _________________________________________
                             Robert J. Weinstein, M.D.

                             /s/ Stuart Levine
                             _________________________________________
                             Stuart P. Levine

                             /s/ Thomas B. Rosenberg
                             _________________________________________
                             Thomas B. Rosenberg


         Joined into by for purposes of Sections 1(c) and 1(d) herein.


                             Photogen Technologies, Inc.


                             By:/s/ John Smolik
                                ______________________________________
                             Its: President
                                 _____________________________________